Exhibit 15.1

Acknowledgment of Ernst & Young LLP,
Independent Registered Public Accounting Firm
Board of Directors
Lockheed Martin Corporation
We are aware of the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-176440) and the Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (No. 333-195466) pertaining to the Lockheed Martin Corporation 2011 Incentive Performance Award Plan and the Lockheed Martin Corporation 2020 Incentive Performance Award Plan of our report dated April 22, 2020 relating to the unaudited consolidated interim financial statements of Lockheed Martin Corporation that is included in its Form 10-Q for the quarter ended March 29, 2020.
/s/ Ernst & Young LLP
Tysons, Virginia
April 22, 2020